SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         CORMAX BUSINESS SOLUTIONS INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)



           UTAH                                                84-0959153
-------------------------------                   ---------------------------
(State or other Jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)



           #250, 708 11th Avenue S.W. Calgary, Alberta, Canada T2R 0E4
         ---------------------------------------------------------------
             (Address and Principal Executive Offices) (Postal Code)


              Consultants and Professionals Stock Compensation Plan
              -----------------------------------------------------
                              (Full Title of Plans)

                                Michael A Littman
                                7609 Ralston Road
                                Arvada, CO 80002
                     --------------------------------------
                     (Name and Address of Agent for Service)

                                 (303) 422-8127
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                      Proposed          Proposed
Title of                              maximum           maximum
Securities           Amount           offering          aggregate   Amount of
To be                to be            price             offering    registration
Registered           registered       per share         price       fee
--------------------------------------------------------------------------------

Common Stock         1,300,000        .13               169,000         100*


--------------------------------------------------------------------------------

1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average closing price in the market for the common stock for the 5 days leading up to April 20, 2001.

2) Based upon market average between bid/ask on a date within five days prior to filing pursuant to Rule 457.

*  Minimum fee

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to each employee of Cormax Business Solutions Inc., a Utah corporation ("Company").


PART II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a) The registrant's Form 10-KSB for the year ended December 31, 2000 filed on April 17, 2001 under Section 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(c) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered hereby has been registered under Section 12 of the Exchange Act by the registrant, and incorporated by reference.


Item 5. Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for the Registrant by the law offices of Michael Littman of Arvada, Colorado. Mr. Littman will earn up to 180,000 shares for services rendered which are being registered pursuant to this S-8 Registration Statement.

Michael Johnson & Company, LLC consent to the incorporation by reference of their report on the audited financial statements contained in the Form 10-KSB filed on April 17, 2001.

Item 6. Indemnification of Directors and Officers.

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Utah, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

Utah Code Section 16-10a-902 provides that Utah corporations may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if the person's conduct was in good faith, was not opposed to the best interests of the corporation and in the case of any criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the required standard of conduct. Indemnification is not available in a proceeding by the corporation in which the director is adjudged liable or, in connection with any other proceeding where the director derived an improper personal gain.

Further, in an action brought by us or in our right, if the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1) the stockholders;
(2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

To the extent that our director or officer is successful in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we must indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Utah law also allows Utah corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Our By-laws provide for the indemnification of its directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Consultants and Advisors

The following consultants will be issued securities pursuant to this Registration statement:

Name                 Number of Shares Type of Services Provided
------------------------------------------------------------------------------
John Batzel          100,000           Legal Services
Ellie Segev          100,000           Financial Planning/Management Services
Mike Williams        300,000           Financial Planning/Management Services
Dan Meikleham        30,000            Financial Planning/Management Services
John Williams        130,000           Financial Planning/Management Services
Sean White           130,000           Treasury Services
Rick Shykora         130,000           Reasearch Analysis/Regulatory Compliance
                                       Services
Kenneth McCallion    200,000           Legal Services
Michael Littman      180,000           Legal Services


Item 9. Exhibits

See Exhibit Index and Exhibits attached hereto.

Item 10.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

        (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
        (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.
(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta on April 23, 2001. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


                                        Cormax Business Solutions Inc.



                                        Dated: April 26, 2001
                                        --------------------------

                                        By /s/ Todd Violette
                                        ---------------------------------
                                        Todd Violette, President
                                        Suite 250
                                        708 11th Avenue SW
                                        Calgary, Alberta T2R 0E4
                                        Telephone:  (403) 269-1010
                                        Facsimile: (403) 296-0289




Exhibit #
Exhibit Item

3.1 Articles of Incorporation (Incorporated by Reference, Form 10-SB)

3.2 Bylaws (Incorporated by Reference, Form 10-SB)

5.1 Opinion Re: Legality and Consent

10.1 Consulting Agreement between the Company and John Batzel

10.2 Consulting Agreement between the Company and Ellie Segev

10.3 Consulting Agreement between the Company and Mike Williams

10.4 Consulting Agreement between the Company and Dan Meikleham

10.5 Consulting Agreement between the Company and John Williams

10.6 Consulting Agreement between the Company and Sean White

10.7 Consulting Agreement between the Company and Rick Shykora

10.8 Consulting Agreement between the Company and Kenneth McCallion

10.9 Consulting Agreement between the Company and Michael A. Littman

23.1 Consent of Experts (contained in Exhibit 5.1)

23.2 Consent of Michael Johnson & Co.